Exhibit 3.40

Exhibit 3.38

FTI SMC ACQUISITION LLC

ARTICLES OF ORGANIZATION

The UNDERSIGNED, in order to faint a limited liability company wider and by virtue of the Maryland Limited Liability Company Act, MD. CORPS. & ASS’NS CODE ANN., §4A. 101, et seq. (the “LLC Act”), does hereby acknowledge and certify to the Maryland Slate Department of Assessments and Taxation as follows:

FIRST: The name of the limited liability company (which is hereinafter called the “Company”) is:

Fri SMC Acquisition LLC

SECOND: The purpose for which the Company is formed is to engage in any lawful act or activity which may be carried on by a limited liability company under the LLC Act, which the member may from time to time authorize or approve pursuant to the provisions of the Operating Agreement of the Company. The foregoing purpose shall be in addition to and not in limitation of the general powers of limited liability companies under the LLC Act.

THIRD: The present address of the principal office of the Company in the State of Maryland is 909 Commerce Road, Annapolis, Maryland 21401.

FOURTH: The name and address of the resident agent of the Company arc: The Corporation Trust Incorporated, 300€. Lombard Street Baltimore, MD 21202.

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning oij4A-l0l(c) of the LLC Act has signed these Articles of Organization, acknowledging the same to be his or her act, on February 13,2008.

C &AAL:

Signature of Authorizer’ Person Eric & Miller, Senior Vice President

W

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CON2(T OF RESIDENT AGENT

THE UNDERSIGNED hereby consents to,á4j4it or

the entity named in the attached document. L-” W”

The Corporation Trust Incorporated